CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 27 to Registration Statement No. 2-68290 of Hilliard-Lyons Government Fund, Inc. (the “Fund”) on Form N-1A of our report dated September 30, 2005 appearing in the Fund’s Annual Report to Shareholders for the year ended August 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 29, 2005